Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports First Quarter Results

JERSEY CITY, New Jersey, May 1, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the first quarter of 2013.

First Quarter 2013 Highlights
●	Sales decreased 3.9% to $63.0 million compared to $65.6 million for the first quarter of 2012.
●
The GAAP net loss was $553,000, or $0.05 per Class A share and $0.05 per Class B share, compared to GAAP net earnings of $876,000, or $0.07 per diluted Class A share and $0.08 per diluted Class B share, for the first quarter of 2012.

●
The non-GAAP net loss, which excludes restructuring charges, acquisition costs, and other amounts, was $444,000.  For the first quarter of 2012, non-GAAP net earnings, which excludes restructuring charges, acquisition costs and other charges, were $1.1 million.

●	The transition of Cinch's operations to a new Texas facility resulted in approximately $1.7 million of additional costs in the first quarter of 2013.
●	Acquisition costs and restructuring, severance and reorganization charges totaled $610,000 versus $367,000 during the first quarter of 2012.
●
On March 29, 2013, Bel closed the acquisition of the Transpower magnetics business from TE Connectivity, solidifying Bel's position as a world leader in integrated connector modules (ICMs).  These acquired operations are now doing business as TRP Connector ("TRP").

●	Bel purchased 178,643 Class B common shares for an aggregate cost of $3.4 million under the common share buyback program authorized by the Board in July 2012.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "We were disappointed by our first quarter results, which were heavily impacted by unanticipated start-up costs at our new Texas facility.   While we still expect this restructuring to reduce overall operating expenses by about $5.6 million annually, the first quarter savings were more than offset by these additional costs.  These costs should be reduced by the end of the second quarter, and we expect the benefits from our restructuring of Cinch to materialize in the third quarter.  The decrease in sales during the first quarter of 2013 as compared to the first quarter of 2012 was primarily driven by two factors.  Cinch sales were down by $2.9 million due to the transition of manufacturing operations and we experienced a $3.9 million decrease in sales from one customer in our module product line.  Bel's core product groups were also not profitable in the first quarter as labor costs in China continue to rise and our current price structure does not reflect these changes.  Bel is in the process of implementing price increases and the majority of these changes should be in effect by August 1st.  We will also continue to look at our overhead structure to identify any additional opportunities for cost savings.
"On a positive note, we were pleased with the first quarter performance of Fibreco and Powerbox, both acquired in 2012.  These companies continue to show growth potential and contributed a combined $2.9 million to our first quarter sales and added $0.9 million of income from operations to our consolidated results.  With TRP coming on board late in March, we expect the results of this acquisition to be accretive beginning in the second quarter.  The TRP magnetics business had 2012 sales of approximately $75 million.  We have started our plan to implement best manufacturing practices at both companies and we have initiated vendor review of materials with the objective of obtaining future savings on purchased materials.  The full benefit of these results should be seen in the second half of this year.
"We continue to look for potential acquisition opportunities to strengthen Bel for future growth."

First Quarter Results
For the three months ended March 31, 2013, net sales decreased to $63,028,000 compared to $65,561,000 for the first quarter of 2012, as the addition of recently acquired businesses and higher sales of magnetics products were offset by lower modular and interconnect product sales.  Cost of sales increased to 85.6% of sales for the first quarter of 2013, compared to 84.1% of sales for the first quarter of 2012.

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Bel Reports First Quarter Results
May 1, 2013
Page Two

The operating loss for the first quarter of 2013 was $1,420,000, compared to operating income for the first quarter of 2012 of $1,434,000.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, the non-GAAP operating loss for the first quarter of 2013 was $810,000, compared to non-GAAP operating income of $1,801,000 for the first quarter of 2012.
The net loss for the first quarter of 2013 included an income tax benefit of $830,000, the result of pre-tax losses and a favorable adjustment related to the R&E credit during the quarter.  For the first quarter of 2012, income tax expense was $634,000.
The net loss for the first quarter of 2013 was $553,000, compared to net earnings for the first quarter of 2012 of $876,000.
Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, the non-GAAP net loss for the first quarter of 2013 was $444,000.  This compares to non-GAAP net earnings of $1,104,000 for the first quarter of 2012, excluding charges detailed in the reconciliation table.
The net loss per Class A common share for the first quarter of 2013 was $0.05, compared to net earnings per diluted Class A common share of $0.07 for the first quarter of 2012.  Adjusted to exclude the amounts referenced above, the non-GAAP net loss per Class A common share was $0.04 for the first quarter of 2013, compared to non-GAAP net earnings per diluted Class A common share of $0.09 for the first quarter of 2012.
The net loss per Class B common share was $0.05 for the first quarter of 2013, compared to net earnings per diluted Class B common share of $0.08 for the first quarter of 2012.  Adjusted to exclude the amounts referenced above, the non-GAAP net loss per Class B common share was $0.04 for the first quarter of 2013, compared to non-GAAP net earnings per diluted Class B common share of $0.10 for the first quarter of 2012.

Balance Sheet Data
As of March 31, 2013, Bel had working capital of $126,248,000, including cash, cash equivalents and marketable securities of $53,315,000, a current ratio of 3.0-to-1, total long-term obligations of $13,864,000, and stockholders' equity of $209,800,000.  In comparison, at December 31, 2012, Bel reported working capital of $144,748,000, including cash, cash equivalents and marketable securities of $71,264,000, a current ratio of 4.1-to-1, total long-term obligations of $13,439,000, and stockholders' equity of $215,391,000.  The payment of cash to TE Connectivity for the acquisition of TRP contributed to the decrease in cash, cash equivalents and marketable securities during the first quarter of 2013.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate dial (720) 545-0088, conference ID #44230199.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #44230199, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of restructuring efforts on overall operating expenses, future operating expenses, the ability to reduce those expenses, the timing of when restructuring efforts will result in cost savings, the timing of price increases, the ability of Bel to implement additional cost savings in the future, the accretive nature of the TRP acquisition and the timing of when benefits from that transaction can be expected to materialize) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)

Net sales	$63,028	$65,561

Costs and expenses:
Cost of sales	53,922	55,132
Selling, general and administrative	10,402	8,858
Restructuring charges	124	137

Total costs and expenses	64,448	64,127

(Loss) income from operations	(1,420)	1,434

Interest expense	(3)	--
Interest income and other, net	40	76

(Loss) earnings before (benefit) provision for income taxes	(1,383)	1,510
(Benefit) provision for income taxes	(830)	634

Net (loss) earnings	$(553)	$876

(Loss) earnings per Class A common share - basic and diluted	$(0.05)	$0.07

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175

(Loss) earnings per Class B common share - basic and diluted	$(0.05)	$0.08

Weighted average Class B common shares outstanding
- basic and diluted	9,221	9,632

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2013	2012	LIABILITIES & EQUITY	2013	2012
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$187,948	$191,136	Current liabilities	$61,700	$46,388
Property, plant
& equipment, net	38,823	34,988	Noncurrent liabilities	13,864	13,439
Goodwill and intangibles	42,105	35,181
Other assets	16,488	13,913	Stockholders' equity	209,800	215,391

Total Assets	$285,364	$275,218	Total Liabilities & Equity	$285,364	$275,218

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2013
	Loss from operations	Net loss (2)	Net loss per Class A common share(3)	Net loss per Class B common share(3)

GAAP measures	$(1,420)	$(553)	$(0.05)	$(0.05)
Restructuring charges, severance
and reorganization costs	208	129	0.01	0.01
Acquisitions and other related costs	402	365	0.03	0.03
Restoration of prior year Research
& Experimentation (R&E) credit	--	(385)	(0.03)	(0.03)

Non-GAAP measures(1)	$(810)	$(444)	$(0.04)	$(0.04)

	Three Months Ended March 31, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,434	$876	$0.07	$0.08
Restructuring charges, severance
and reorganization costs	324	201	0.02	0.02
Acquisitions and other related costs	43	27	--	--

Non-GAAP measures(1)	$1,801	$1,104	$0.09	$0.10

(1)        The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, (loss) income from operations, net (loss) earnings, (loss) earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability.  Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance and reorganization, certain income tax adjustments and acquisition-related costs facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the charge or adjustment is recorded for accounting purposes.

(2)        Net of income tax at effective rate in the applicable tax jurisdiction.

(3)        Individual amounts of net (loss) earnings per share may not agree to the total due to rounding.